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PNC BANK CORP.                                                     EXHIBIT 12.1
COMPUTATION OF RATIO OF EARNINGS
TO FIXED CHARGES



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
                                                    Nine                          Year ended December 31
                                                months ended    -------------------------------------------------------------
Dollars in millions                          September 30, 1999    1998         1997       1996          1995         1994
-----------------------------------------------------------------------------------------------------------------------------
EARNINGS
Income before taxes and cumulative effect
    of changes in accounting principles              $ 1,458      $ 1,710      $ 1,618     $ 1,527      $   627      $ 1,209
Fixed charges excluding interest on deposits             909        1,366        1,171       1,098        1,487        1,104
                                                -------------  -----------  ----------- -----------  -----------  -----------
       Subtotal                                        2,367        3,076        2,789       2,625        2,114        2,313
Interest on deposits                                   1,024        1,471        1,457       1,428        1,552        1,160
                                                -------------  -----------  ----------- -----------  -----------  -----------
       Total                                         $ 3,391      $ 4,547      $ 4,246     $ 4,053      $ 3,666      $ 3,473
                                                =============  ===========  =========== ===========  ===========  ===========

FIXED CHARGES
Interest on borrowed funds                           $   823      $ 1,267      $ 1,098     $ 1,065      $ 1,454      $ 1,071
Interest component of rentals                             38           37           29          31           32           32
Amortization of notes and debentures                                    2            1           1            1            1
Distributions on Mandatorily Redeemable
    Capital Securities of Subsidiary Trusts               48           60           43           1
                                                -------------  -----------  ----------- -----------  -----------  -----------
       Subtotal                                          909        1,366        1,171       1,098        1,487        1,104
Interest on deposits                                   1,024        1,471        1,457       1,428        1,552        1,160
                                                -------------  -----------  ----------- -----------  -----------  -----------
       Total                                         $ 1,933      $ 2,837      $ 2,628     $ 2,526      $ 3,039      $ 2,264
                                                =============  ===========  =========== ===========  ===========  ===========

RATIO OF EARNINGS TO FIXED CHARGES
Excluding interest on deposits                          2.60 x       2.25 x       2.38 x      2.39 x       1.42 x       2.10 x
Including interest on deposits                          1.75         1.60         1.62        1.60         1.21         1.53
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